Exhibit 99.1

Media contact:
Karla Olsen, director, corporate communications
Phone: 888.613.0003
FAX: 316.261.6769 karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns, director, investor relations
Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR ENERGY REQUESTS INCREASE IN ELECTRIC RATES

Request includes plant investments needed to meet growing customer usage of electricity and ice storm costs

TOPEKA, Kan., May 28, 2008 — Westar Energy, Inc. (NYSE:WR) today filed with the Kansas Corporation Commission (KCC) a request to increase its rates to recover the cost of providing electric service to its customers.

Westar is seeking an increase in rates of about 15 percent for both its north and south regions. The increase in the northern region is $90.0 million and in the southern region it is $87.6 million. The combined increase is $177.6 million, and for each region reflects an increase of just under 15 percent. The average residential customer would see a per month increase of $9.62 in Westar’s northern region and $10.34 in Westar’s southern region, based on usage of 900 kilowatt-hours (kWh) of electricity. The national average retail rate is 9.2 cents per kWh. With the requested rate increase, Westar said its average rates will be 6.9 cents per kWh.

“On a combined basis, our average rates today are lower than they were 20 years ago,” said Bill Moore, Westar’s president and chief executive officer. “This is even more dramatic in our southern area, where our average rates are significantly lower than they were in 1988 — something in stark contrast to other energy costs.”

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Westar Energy requests increase in electrical rates

Westar management said the increase relates primarily to investments made in plant and equipment necessary to meet customers’ growing energy needs. “The lion’s share of the increase relates to our investment in new natural gas plants and our commitment to renewable wind energy, plus the costs of restoring our system following last December’s destructive ice storm,” Moore said.

“Energy consumption continues to grow among all segments of our customer base,” Moore said. “We also are taking steps to improve air quality by investing in major environmental projects, which are recovered through the environmental charge on our customers’ bills. Our primary goal remains providing safe, reliable, high quality electric energy service at a reasonable cost to all customers.”

Customer demands must be met

Earlier this year, Westar outlined its plans to defer construction of a new coal plant for as long as reasonably possible and instead meet growing customer demand through a combination of natural gas generators, wind power and energy efficiency. “Although it is necessary for prices to rise, we are pleased that this requested increase is far lower than it would have been had we embarked on building a new coal plant,” Moore said.

Westar’s present rates were last calculated based on 2004 financial data. Westar has since invested more than $1.2 billion for new generating facilities, transmission and distribution lines and new emissions controls for its power plants.

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Westar Energy requests increase in electrical rates

Recovering from December’s ice storm

Westar management said a significant driver of the requested rate increase relates to restoring its electrical system following last December’s ice storm. Ice storm restoration efforts cost approximately $69 million. In an attempt to ease the burden on customers, the KCC and Westar typically agree that such costs should be spread out and recovered over a number of years.

Energy efficiency is key

Energy efficiency plays an integral role for Westar and its customers. While efficiency programs create costs, the potential benefit for consumers is one of the most cost-effective and environmentally responsible ways Westar can work together with customers to meet their energy needs. At a time of increasing energy costs, it is critical for our customers to understand and be allowed to choose ways to get the most value from their energy expenditures. Energy efficiency also is an important element of sound environmental stewardship.

Meeting environmental standards

Over the next three years, Westar management said it must install more than $660 million of additional emission controls at its power plants to meet more stringent environmental regulations. Westar has asked that the costs for these investments in pollution controls be identified separately on customers’ bills so that they can clearly see the impact of such environmental laws and regulations. These costs are being recovered through the “Environmental Charge” on customers’ bills and not as part of the rate increase filed today.

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Westar Energy requests increase in electrical rates

Rate differences between Westar’s north and south regions

Westar management said rates in its north and south regions are now virtually the same. “We are pleased that we have closed the gap between the former KPL and KGE rates,” Moore said. “In fact, the rates for the two areas are so close that now might be the best time to combine them into one rate structure.” For that reason, Westar has filed consolidated cost information for the KCC’s consideration, asking it to consider consolidating the rates across both regions.

Westar’s northern region rates apply to approximately 362,521 customers, including customers in Topeka, Lawrence, Olathe, Leavenworth, Atchison, Manhattan, Salina, Hutchinson, Emporia and Parsons, among other towns in rural areas. Westar’s southern region rates apply to approximately 310,540 customers in the Wichita area, Arkansas City, El Dorado, Newton, Fort Scott, Pittsburg and Independence, among other towns and rural areas.

To view Westar’s comprehensive plan, Meeting Our Customers’ Needs: A Strategic Plan for Uncertain Times, go to www.westarenergy.com

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 675,000 customers in the state. Westar Energy has about 6,200 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-K for the period ended Dec. 31, 2007 and our Form 10-Q for the period ending March 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.